Exhibit 10.1

FERN HOLDINGS CORP.

C/O SAMIR MASRI CPA FIRM P.C.

175 GREAT NECK ROAD, SUITE 403

GREAT NECK, NY 11021

Mr. Nick Havercroft Chief Executive Officer iQuitine Limited

3rd Floor

1 Creed Court 5 Ludgate Hill

London EC4M 7AA England

July 17, 2014

Re: Binding Letter of Intent for Share Exchange

Dear Mr. Havercroft:

This letter of intent (this "LOI") sets forth the terms pursuant to which Fern Holdings Corp. ("Fern") agrees to (a) acquire no less than 100% of the issued and outstanding equity interests on a fully diluted basis (the "iQuitine Equity Interests") of iQuitine Limited (“iQuitine") free and clear of all liens, claims and other encumbrances of any kind or nature whatsoever in exchange for 4,250,000 shares (based on 100% of the iQuitine Equity Interests) (the "Fern Shares") of common stock, par value $0.000 I per share (the "Common Stock"), of Fern (the "Share Exchange") issuable to the equity holders of iQuitine (including any holders of debt or other securities convertible into or exchangeable for iQuitine Equity Interests) (collectively, the "iQuitine Equity Holders"), and then (b) engage in a merger with iQuitine in which Fern will be the surviving corporation (the "Merger").

1.	Share Exchange[1]

(a)                Subject to the terms and conditions contained herein, to be superseded by a definitive agreement (the "Definitive Agreement"), Fern shall acquire the iQuitine Equity Interests from the iQuitine Equity Holders in exchange for the Fern Shares which shall be issued to the iQuitine Equity Holders. As an inducement for iQuitine and the iQuitine Equity Holders to consummate the Share Exchange, upon the closing (the "Closing") of the Share Exchange, the sole shareholder of Fern (the "Sole Shareholder") will agree to cancel 4,250,000 issued and outstanding shares of Common Stock of Fern (the "Cancellation Shares") representing 85% of Fern's issued and outstanding capital stock. iQuitine and Fern shall negotiate in good faith to arrive at a mutually acceptable Definitive Agreement for approval, execution and delivery on the earliest practicable date. The parties shall cooperate with each other and proceed, as promptly as is reasonably practicable, to seek to obtain all necessary consents and approvals, if any, from third parties or governmental entities, and to endeavor to comply with all other legal or contractual requirements for, or preconditions to, the execution and consummation of the Definitive Agreement.

(b)                The Closing of the Share Exchange shall take place on July 31, 2014 or as soon thereafter as practicable (the "Closing Date"). At the Closing, iQuitine shall cause the iQuitine Equity Holders to sell, convey, assign, transfer and deliver the iQuitine Equity Interests to Fern free and clear of all liens, claims and other encumbrances of any kind or nature whatsoever by delivery of all required documentation as specified in the Definitive Agreement, and Fern shall cause to be delivered to iQuitine or the iQuitine Equity Holders, stock certificates representing the Fern Shares. In addition, on or prior to the Closing, the Sole Shareholder shall deliver to Fern a certificate or other instrument representing the Cancellation Shares, effective upon the Closing, and Fern shall cancel the Cancellation Shares as issued and outstanding. Each party shall pay its own fees and expenses and those of its agents, counsel and advisors with respect to the Share Exchange.

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1 Any specific UK requirements relating to the Share Exchange to be addressed in this section.

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(c)                   The Merger shall proceed diligently after the Closing of the Share Exchange and shall be conducted in accordance with all applicable law.

2.     Transaction Structure. iQuitine and Fern, upon their mutual consent, may, at any time, amend the provisions of Section 1 hereof for the purpose of changing the type of securities or structure of the transaction contemplated by this LOI; provided, however, that any change to the terms of the transaction shall result in iQuitine becoming the wholly owned subsidiary of Fern.

3.	Fern Restrictive Covenants.

(a)                   From the date of this LOI until the earlier of the date of termination of this LOI as provided below and the Closing, Fern shall not, without the prior written consent of iQuitine, (A) issue any equity or debt securities or options, warrants or other rights to purchase any of such securities, (B) redeem, repurchase or cancel any of its securities, except as contemplated by the LOI, (C) enter into any transaction or agreement that would make the consummation of the transactions contemplated by this LOI impossible or commercially impracticable, or (D) in any way impact the value of any intellectual property ("IP") or market opportunity for anything related toe-cigarettes.

(b)                  From the date of this LOI until the earlier of (i) the date of termination of this LOI as provided below or (ii) 120 days from the date of this LOI, neither Fern, nor any of its officers, employees, directors, managers, advisors, representatives or affiliates will enter into or continue any negotiations or discussions with other parties relating to any transaction similar to the Share Exchange. iQuitine may pursue any and all remedies in law or in equity in the event of a material breach of this provision by iQuitine, including an action for specific performance without the posting of any bond.

4.	iOuitine Restrictive Covenants.

(a) From the date of this LOI until the earlier of the date of termination of this LOI as provided below and the Closing, iQuitine shall not, without the prior written consent of Fern, (A) issue any equity or debt securities or options, warrants or other rights to purchase any of such securities, (B) redeem, repurchase or cancel any of its securities, except as contemplated by the LOI, (C) enter into any transaction or agreement that would make the consummation of the transactions contemplated by this LOI impossible or commercially impracticable, or (D) out license any and all e-cigarette, e-liquid or any related IP, all of which must become/remain property of iQuitine.

(b) From the date of this LOI until the earlier of (i) the date of termination of this LOI as provided below or (ii) 120 days from the date of this LOI, neither iQuitine, nor any of its officers, employees, directors, managers, advisors, representatives or affiliates will enter into or continue any negotiations or discussions with other parties relating to any transaction similar to the Share Exchange. Fern may pursue any and all remedies in law or in equity in the event of a material breach of this provision by Fern, including an action for specific performance without the posting of any bond.

5.                  Satisfaction of Indebtedness. Liabilities and Obligations; Transfer of Assets. Notwithstanding any other provision of this LOI, Fern shall have satisfied, discharged or otherwise paid all of its outstanding liabilities, debts and obligations at or before the Closing, other than outstanding accounts payable and other debt payable to related parties up to an aggregate of approximately $55,000 (the "Loan Amount"), to be repaid upon the closing of a financing of at least $20 million in gross proceeds raised by Fern following the Share Exchange (the "Offering"). In the event less than $20 million in gross proceeds is raised by Fern in connection with the Offering, the Loan Amount shall be converted into a note payable upon the one year anniversary of the earlier of the closing of the Offering or the termination of the Offering. Any amounts payable by Fern, from the date of this LOI until the Closing, for the purpose of maintaining the periodic and other filings required to be filed with the Securities and Exchange Commission (the "Commission") in accordance with Fern's reporting requirements pursuant to the Securities Exchange Act of 1934, as amended, and to effect the Share Exchange, including but not limited to legal and accounting fees and expenses, shall be paid directly by iQuitine. In addition, all current assets of Fern as of the Closing shall be transferred to the existing sole shareholder of Fern or affiliates to reduce the Loan Amount or satisfy any other outstanding accounts payable or related party debt.

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6.                  Resignations. At or prior to the Closing, Fern shall use its commercially reasonable efforts to cause the current officers and directors of Fern to resign, without any payment or other additional consideration, and to be replaced by designees of the current owners of iQuitine, subject to compliance with Section 14F of the Securities Exchange Act of 1934, as amended, and all books and records of Fern pertaining to Fern and reasonably needed by Fern shall be delivered to iQuitine. The resignations and appointment of the officers and directors shall be a condition to the Closing and resignation letters and board consents authorizing the appointments shall be delivered at Closing.

7.                  Conditions. The drafting, negotiation, execution and delivery of the Definitive Agreement with respect to the Share Exchange shall be acceptable to all parties including iQuitine, Fern and the holders of no less than 100% of the issued and outstanding iQuitine Equity Interests, which shall include representations, warranties, covenants, indemnifications, and conditions customary for transactions of this type.

8.                 Due Diligence. Fern and iQuitine will provide full access to the other party and its advisors to conduct a reasonable investigation of information and materials relating to the financial, business and legal condition of Fern and iQuitine, as the case may be. The due diligence period shall commence on the execution of this LOI by Fern and iQuitine and shall terminate upon the Closing.

9.                 Public Disclosure. Unless otherwise permitted by this LOI, Fern and iQuitine shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this LOI and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law including, without limitation, the filing of any required documents with the Securities and Exchange Commission ("SEC").

10.              SEC Filings. Fern shall cooperate with iQuitine in (i) the preparation, filing and mailing of a Schedule 14F-l Information Statement to Fern's stockholders, at least ten (10) days prior to the Closing, to report a change in the majority of the directors serving on Fern's Board of Directors after the Closing, if so required, and (ii) the preparation and filing of a Current Report on Form 8-K, not later than four (4) business days after the Closing, to report a change in control of Fern and its termination of shell status.

11.              Binding Effect. This LOI is binding upon the parties hereto. iQuitine and Fern shall proceed in good faith to negotiate, agree upon and enter into the Definitive Agreement and consummate the Closing of the Share Exchange and the Merger pursuant to the terms hereof.

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12.              Confidentiality. Each party hereby agrees to maintain the confidentiality of all Confidential Information (defined below) provided to it by the other party and to return any materials and other information containing Confidential Information of the other party in the event that the Closing is not consummated. "Confidential Information" does not include information disclosed by Fern in its filings with the SEC. For the purposes hereof, "Confidential Information" shall mean any and all proprietary information and documents provided by the disclosing party to the receiving party, either directly or indirectly, in writing, electronically, orally, by inspection of tangible objects, or otherwise unless such information has been explicitly designated by the disclosing party as not Confidential Information. Confidential Information shall not include information that (i) at the time of use or disclosure by the receiving party is in the public domain through no fault of, action or failure to act by the receiving party; (ii) becomes known to the receiving party from a third-party source on a non-confidential basis whom the receiving party does not know to be subject to any obligation of confidentiality to the disclosing party; (iii) was known by the receiving party prior to disclosure of such information by the disclosing party to the receiving party; or (iv) was independently developed by the receiving party, or on the receiving party's behalf, without any use of Confidential Information. Notwithstanding the foregoing, in the event that disclosure of Confidential Information by a receiving party is made to comply with any request or inquiry of or by any governmental or regulatory authority (any of the foregoing, a “Governmental Requirement"), it is agreed that prior to any such disclosure of such Confidential Information, the receiving party will, unless such action would violate or conflict with applicable law, provide the disclosing party with prompt notice of such Governmental Requirement and the Confidential Information so required to be disclosed, so that the disclosing party may seek an appropriate protective order and/or waive compliance with the provisions hereof. It is further agreed that if, in the absence of a protective order or in the absence of receipt of a waiver hereunder, the receiving party is nonetheless, in the opinion of the receiving party's counsel, compelled by Governmental Requirement to disclose any of such Confidential Information, the receiving party, after notice to the disclosing party (unless such notice would violate or conflict with applicable law), may so disclose such Confidential Information as required pursuant to Governmental Requirement without liability hereunder; provided, however, the receiving party will furnish only that portion of the Confidential Information which the receiving party, in the opinion of the receiving party's counsel, is legally compelled to disclose pursuant to the Governmental Requirement and will exercise reasonable efforts to cooperate with the disclosing party, at the disclosing party's expense, with the disclosing party's efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information. The obligation of confidentiality under this Section shall survive the termination of this LOI.

13.	General Provisions.

(a)    Termination. This LOI shall terminate in one year from the signature date if the Share Exchange does not close on or before then.

(b)   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to each party at the addresses so provided for this purposes. For Fern the address is set forth at the beginning of this LOI and for iQuitine, the address is also set forth at the beginning of the LOI (or at such other address for a party as shall be specified by like notice).

(c)    Counterparts; Signatures. This LOI may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same LOI. Delivery by fax or electronic image of an executed counterpart of a signature page to the LOI shall be effective as delivery of an original executed counterpart of this LOI.

(d)   Severability. In the event that any one or more of the provisions of this LOI shall be held invalid, illegal or unenforceable in any respect, or the validity, legality and enforceability of any one or more of the provisions contained herein shall be held to be excessively broad as to duration, activity or subject, such provision shall be construed by limiting and reducing such provision so as to be enforceable to the maxim um extent compatible with applicable law.

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(e)    Entire Agreement: Assignment: Parties in Interest. This LOI: (i) constitutes the entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (ii) is not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in this LOI. No representations, warranties, inducements, promises or agreements, oral or written, by or among the parties not contained here in shall be of any force of effect.

(f)    Governing Law: Jurisdiction. This LOI shall be governed by and construed in accordance with the laws of the State of New York, without regard to the law that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the federal court for the Southern District of New York and the New York State Supreme Court located in New York County, New York, in connection with any matter based upon or arising out of this LOI or the matters contemplated herein , and also agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

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Please execute this LOI be low to acknowledge your agreement and understanding with respect to the terms and conditions contained herein.

Very truly yours,

FERN HOLDINGS CORP.

By: /s/ Samir N. Masri
Name: Samir N. Masri
Title: President

SOLE STOCKHOLDER:
NLBDIT 2010 SERVICES, LLC

By: /s/ Samir N. Masri
Name: Samir N. Masri
Title: Manager

ACKNOWLEDGED AND AGREED TO:

IQUITINE LIMITED

By: /s/ Nick Havercroft
Name: Nick Havercroft
Title: Chief Executive Officer